May 31, 1996


Dear Stockholder:

         It is with great pleasure that the directors and I invite you to attend the Annual Meeting of Stockholders of PLM International, Inc. which will be held at 1:00 p.m. (Pacific Time) on Tuesday, July 16, 1996 at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California.

         At the meeting, the stockholders will elect two directors, vote on a stockholder proposal regarding amendment of Company employment contracts and transact such other business as may properly come before the meeting. The Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

         Whether you plan to attend the meeting or not, we urge you to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope in order that as many shares as possible may be represented at the meeting. The vote of every stockholder is important and your cooperation in promptly returning your executed proxy will be appreciated. Each proxy is revocable and will not affect your right to vote in person in the event that you attend the meeting. Thank you for your continued support.


                                 Very truly yours,



                                 J. ALEC MERRIAM
                                 Chairman of the Board

                             PLM INTERNATIONAL, INC.

                                   One Market
                         Steuart Street Tower, Suite 900
                         San Francisco, California 94105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         The Annual Meeting of Stockholders of PLM International, Inc. will be held on Tuesday, July 16, 1996 at 1:00 p.m. (Pacific Time) in the A.P. Giannini
 Auditorium, Concourse Level, 555 California Street, San Francisco, California for the following purposes:

         1.       Elect two Class III directors of PLM International, Inc.

         2.       Vote on a  stockholder  proposal  regarding  the  amendment of
                  employment   contracts   entered   into  by  and   among   PLM
                  International, Inc. and certain management employees.

         3. Transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record on May 24, 1996 shall be entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

                          By Order of the Board of Directors



                          STEPHEN PEARY
                          Senior Vice President, Secretary and General Counsel

May 31, 1996
San Francisco, California




         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE, PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON BY COMPLETING A BALLOT OR PROXY AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING OF STOCKHOLDERS.

                             PLM INTERNATIONAL, INC.
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                  July 16, 1996

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of PLM International, Inc. ("PLM International" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 1:00 p.m. (Pacific Time) on Tuesday, July 16, 1996, at the A.P. Giannini Auditorium, Concourse Level, 555 California Street, San Francisco, California, or any adjournment thereof (the "Annual Meeting").

         The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 30, 1996. The costs of this proxy solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone, telegraph and advertisements. Proxies are expected to be solicited by directors, officers and regular employees of the Company. The directors, officers and employees who assist in the solicitation will not receive any additional compensation for such services and will perform such services in addition to their usual duties. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees and individuals. MacKenzie Partners, Inc.'s estimated fee for this service is $6,000. Brokers and other nominees who hold stock of the Company will be asked to contact the beneficial owners of the shares which they hold.


VOTING OF PROXIES

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. If no choice is given, the shares represented by a signed proxy will be voted in favor of the first item and against the second item set forth in the notice attached hereto. The two nominees for election as directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as directors (Proxy Item No. 1). The affirmative vote of the majority of shares present and voting at the Annual Meeting will be required for approval of the Stockholder Proposal (Proxy Item No. 2).

         Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. Abstentions and votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will be included in the determination of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions will be counted towards the tabulation of votes cast on proxy items submitted to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proxy item has been approved.

         A stockholder submitting a proxy may revoke it at any time before it is voted at the Annual Meeting by notifying the Secretary of the Company in writing of such revocation, by properly executing a later-dated proxy, or by voting in person at the Annual Meeting.

OUTSTANDING VOTING SECURITIES

         Stockholders of record on May 24, 1996, or their proxies, are entitled to vote at the Annual Meeting. On such date, the outstanding voting stock of the Company consisted of 10,805,861 shares of the Common Stock. Each share of Common Stock will be entitled to one vote per share, on each matter to be voted at the Annual Meeting. There is no provision in the Certificate of Incorporation of the Company permitting cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table shows the beneficial ownership of shares of the Company's Common Stock by each stockholder known to be the beneficial owner of more than 5% of the outstanding Common Stock as of the date of this Proxy Statement.

                                                  Number of
                                                  Shares of        Percent of
  Name and Address                               Common Stock        Common
  of Beneficial Owner                                               Stock(1)
  ------------------------------------------------------------------------------





  HPB Associates, L.P.(2)                          960,000            8.9
  888 Seventh Avenue
  New York, NY 10106


    --------------------------
    (1)   Computed  on  the  basis  of   10,805,861   shares  of  Common   Stock
          outstanding.

    (2) Schedule 13D filed on October 21, 1994 indicating beneficial ownership of 960,000 shares of Common Stock. Shares acquired in October 1994 from Official Bondholders Committee of Transcisco Industries, Inc. ("OBC") in a transaction in which the Company repurchased 922,367 common shares and other institutions and individuals acquired beneficial ownership of 1,485,000 common shares. In December 1995, the Company repurchased 630,700 shares of the 1,485,000 common shares acquired by other institutions.

          The following table shows the amount and percent of the Company's outstanding Common Stock beneficially owned by each of its directors and named executive officers (as hereinafter defined), and by all directors and executive officers as a group, as of the date of this Proxy Statement.

                                             Number of
                                             Shares of      Percent of
  Name and Address                          Common Stock      Common
  of Beneficial Owner                                        Stock(1)
  ----------------------------------------------------------------------

  Allen V. Hirsch(2)........................     192,095            1.7
  Walter E. Hoadley(3) .....................      41,000              *
  J. Alec Merriam(4)........................     120,696            1.1
  Robert L.                                       60,000              *
  Pagel(5)........................
  Harold R.                                       26,000              *
  Somerset(6).....................
  Robert N.                                      235,438            2.1
  Tidball(7)......................
  J. Michael                                      36,643              *
  Allgood(8).....................
  Douglas P.                                      72,823              *
  Goodrich(9)....................
  Stephen Peary(10) ........................      89,426              *
  All directors and executive officers as a
  group (14 people)(11).....................     988,546            8.7
- ------------------
* Represents less than 1% of the outstanding shares.

(1) Computed on the basis of 10,805,861 shares of Common Stock outstanding plus, in the case of any person deemed to own shares of Common Stock as a result of owning options to purchase such securities exercisable within 60 days of the date of the Proxy Statement, the additional shares of Common Stock which would be outstanding upon exercise by such person.

(2) Includes 125,000 shares of Common Stock which may be purchased by Mr. Hirsch upon exercise of options.

(3) Includes 40,000 shares of Common Stock which may be purchased by Dr. Hoadley upon exercise of options.

(4) Includes 40,000 shares of Common Stock which may be purchased by Mr. Merriam upon exercise of options.

(5) Represents 40,000 shares of Common Stock which may be purchased by Mr. Pagel upon exercise of options.

(6) Includes 20,000 shares of Commons Stock which may be purchased by Mr. Somerset upon exercise of options.

(7) Includes 150,000 shares of Common Stock which may be purchased by Mr. Tidball upon exercise of options.

(8) Includes 30,000 shares of Common Stock which may be purchased by Mr. Allgood upon exercise of options.

(9) Includes 30,000 shares of Common Stock which may be purchased by Mr. Goodrich upon exercise of options.

(10) Includes 40,000 shares of Common Stock which may be purchased by Mr. Peary upon exercise of options.

(11) Includes 470,000 shares of Common Stock which may be purchased by members of the Board of Directors and executive officers upon exercise of options.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

          As of the date of this report the directors and executive officers of PLM International (and key executive officers of its subsidiaries) are as follows:

Name                                   Age    Position
- -------------------------------------- ------ ------------------------------------------------------------------------------

J. Alec Merriam.....................   60     Director, Chairman of the Board, PLM International, Inc.; Director, PLM
                                              Financial Services, Inc.
Allen V. Hirsch.....................   42     Director, Vice Chairman of the Board, Executive Vice President, PLM
                                              International, Inc.; Director and President, PLM Financial Services, Inc.;
                                              President, PLM Securities Corp.
Walter E. Hoadley...................   79     Director, PLM International, Inc.
Robert L. Pagel.....................   59     Director, Chairman of the Executive Committee, PLM International, Inc.;
                                              Director, PLM Financial Services, Inc.
Harold R. Somerset..................   60     Director, PLM International, Inc.
Robert N. Tidball...................   57     Director, President and Chief Executive Officer, PLM International, Inc.
J. Michael Allgood..................   47     Vice President of Finance and Chief Financial Officer, PLM International,
                                              Inc. and PLM Financial Services, Inc.
Robin L. Austin.....................   49     Vice President, Human Resources, PLM International, Inc.; Vice President,
                                              PLM Financial Services, Inc.
Stephen M. Bess.....................   49     President, PLM Investment Management, Inc.; Vice President, PLM Financial
                                              Services, Inc.
David J. Davis......................   39     Vice President and Corporate Controller, PLM International, Inc.
Douglas P. Goodrich.................   49     Senior Vice President, PLM International, Inc. and PLM Transportation
                                              Equipment Corporation
Steven O. Layne.....................   41     Vice President and General Manager, Air Group, PLM Transportation Equipment
                                              Corporation
Stephen Peary.......................   47     Senior Vice President, Secretary and General Counsel, PLM International,
                                              Inc., PLM Financial Services, Inc.; Vice President, PLM Investment
                                              Management, Inc., PLM Transportation Equipment Corporation and PLM
                                              Securities Corp.

         J. Alec Merriam was appointed Chairman of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From 1972 to 1988 Mr. Merriam was Executive Vice President and Chief Financial Officer of Crowley Maritime Corporation, a San Francisco area-based company engaged in maritime shipping and transportation services. Previously, he was Chairman of the Board and Treasurer of LOA Corporation of Omaha, Nebraska, and served in various financial positions with Northern Natural Gas Company, also of Omaha.

         Allen V. Hirsch became Vice Chairman of the Board and a Director of PLM International in April 1989. He is an Executive Vice President of PLM
International and President of PLM Securities Corp. Mr. Hirsch became the President of PLM Financial Services, Inc. in January 1986 and President of PLM Investment Management, Inc. and PLM Transportation Equipment Corporation in August 1985, having served as a Vice President of PLM Financial Services, Inc. and Senior Vice President of PLM Transportation Equipment Corporation beginning in August 1984, and as a Vice President of PLM Transportation Equipment Corporation beginning in July 1982 and of PLM Securities Corp. from July 1982 to October 1, 1987. He joined PLM, Inc. in July 1981, as Assistant to the Chairman. Prior to joining PLM, Inc., Mr. Hirsch was a Research Associate at the Harvard Business School. From January 1977 through September 1978, Mr. Hirsch was a consultant with the Booz, Allen and Hamilton Transportation Consulting Division, leaving that employment to obtain his master's degree in business administration. Mr. Hirsch's employment with the Company will terminate effective May 31, 1996. His term as a Class III director of the Company will expire at this year's Annual Meeting of Stockholders.

         Dr. Walter E. Hoadley joined PLM International's Board of Directors and its Executive Committee in September, 1989. He served as a Director of PLM, Inc. from November 1982 to June 1984 and PLM Companies, Inc. from October 1985 to February 1988. Dr. Hoadley has been a Senior Research Fellow at the Hoover Institute since 1981. He was Executive Vice President and Chief Economist for the Bank of America from 1968 to 1981 and Chairman of the Federal Reserve Bank of Philadelphia from 1962 to 1966. Dr. Hoadley served as a Director of Transcisco Industries, Inc. from February 1988 until August 1995.

         Robert L. Pagel was appointed Chairman of the Executive Committee of the Board of Directors of PLM International in September 1990, having served as a director since February 1988. In October 1988 he became a member of the Executive Committee of the Board of Directors of PLM International. From June 1990 to April 1991 Mr. Pagel was President and Co-Chief Executive Officer of The Diana Corporation, a holding company traded on the New York Stock Exchange. He is the former President and Chief Executive Officer of FanFair Corporation which specializes in sports fan's gift shops. He previously served as President and Chief Executive Officer of Super Sky International, Inc., a publicly traded company, located in Mequon, Wisconsin, engaged in the manufacture of skylight systems. He was formerly Chairman and Chief Executive Officer of Blunt, Ellis & Loewi, Inc., a Milwaukee based investment firm. Mr. Pagel retired from Blunt, Ellis & Loewi in 1985 after a career spanning 20 years in all phases of the brokerage and financial industries. Mr. Pagel has also served on the Board of Governors of the Midwest Stock Exchange.

         Harold R. Somerset was appointed to the Board of Directors of PLM International in July 1994. From February 1988 to December 1993, Mr. Somerset was President and Chief Executive officer of California & Hawaiian Sugar Corporation, a recently acquired subsidiary of Alexander & Baldwin, Inc. ("C&H"). Mr. Somerset joined C&H in 1984 as Executive Vice President and Chief Operating Officer, having served on its Board of Directors since 1978, a position in which he continues to serve. Between 1972 and 1984, Mr. Somerset served in various capacities with Alexander & Baldwin, Inc., a publicly-held land and agriculture company headquartered in Honolulu, Hawaii, including Executive Vice President - Agriculture and Vice President and General Counsel. Mr. Somerset also serves on the board of directors for various other companies and organizations.

         Robert N. Tidball was appointed President and Chief Executive Officer of PLM International in March 1989. At the time of his appointment, he was Executive Vice President of PLM International. Mr. Tidball became a director of PLM International in April 1989 and a member of the Executive Committee of the Board of Directors of PLM International in September 1990. Mr. Tidball was Executive Vice President of Hunter Keith, Inc., a Minneapolis-based investment banking firm, from March 1984 to January 1986. Prior to Hunter Keith, Inc., he was Vice President & General Manager and Director of North American Car Corporation, and Director of the American Railcar Institute and the Railway Supply Association.

         J. Michael Allgood was appointed Vice President of Finance and Chief Financial Officer of PLM International in October 1992. Between July 1991 and October 1992, Mr. Allgood was a consultant to various private and public sector companies and institutions specializing in financial operational systems development. In October 1987, Mr. Allgood cofounded Electra Aviation Limited and its holding company, Aviation Holdings Plc of London, where he served as Chief Financial Officer until July 1991. Between June 1981 and October 1987, Mr. Allgood served as a First Vice President with American Express Bank, Ltd. In February 1978, Mr. Allgood founded and until June 1981, served as a director of Trade Projects International/Philadelphia Overseas Finance Company, a joint venture with Philadelphia National Bank. From March 1975 to February 1978, Mr. Allgood served in various capacities with Citibank, N.A.

         Robin  L.   Austin  is  Vice   President,   Human   Resources   of  PLM
International. Ms. Austin became Vice President, Human Resources of PLM Financial Services, Inc. in February 1984, having served in various capacities with PLM Investment Management, Inc., including Director of Operations, since February 1980. From June 1970 to September 1978, Ms. Austin served on active duty in the United States Marine Corps. She is currently a Colonel in the United States Marine Corps Reserves. Ms. Austin serves on the board of directors for two nonprofit organizations, the Marine Memorial Club and the International Diplomacy Council.

         Stephen M. Bess was appointed President of PLM Investment Management, Inc. in August 1989, having served as Senior Vice President of PLM Investment Management, Inc. beginning in February 1984 and as Corporate Controller of PLM Financial Services, Inc. beginning in October 1983. Mr. Bess served as Corporate Controller of PLM, Inc., beginning in December 1982. Mr. Bess was Vice President-Controller of Trans Ocean Leasing Corporation, a container leasing company, from November 1978 to November 1982, and Group Finance Manager with the Field Operations Group of Memorex Corp., a manufacturer of computer peripheral equipment, from October 1975 to November 1978.

         David J. Davis was appointed Vice President and Controller of PLM International in January 1994. From March 1993 through January 1994, Mr. Davis was engaged as a consultant for various firms, including PLM International. Prior to that Mr. Davis was Chief Financial Officer of LB Credit Corporation in San Francisco from July 1991 to March 1993. From April 1989 to May 1991, Mr. Davis was Vice President and Controller for ITEL Containers International Corporation which was located in San Francisco. Between May 1978 and April 1989, Mr. Davis held various positions with Transamerica Leasing Inc. in New York, including that of Assistant Controller for its rail leasing division.

         Douglas P. Goodrich was appointed Senior Vice President of PLM International in March 1994. Mr. Goodrich was appointed Vice President, Rail Group, of PLM Transportation Equipment Corporation in July 1989, and President of PLM Railcar Management Services, Inc. in September 1992. Mr. Goodrich was an Executive Vice President of G.I.C. Financial Services Corporation, a subsidiary of Guardian Industries Corp. of Chicago, Illinois from December 1980 to September 1985.

         Steven O. Layne was appointed Vice President and General Manager, Air Group, PLM Transportation Equipment Corporation in November 1992. Mr. Layne was its Vice President, Commuter and Corporate Aircraft beginning in July 1990. Previously, Mr. Layne was the Director, Commercial Marketing for Bromon Aircraft Corporation, a joint venture of General Electric Corporation and the Government Development Bank of Puerto Rico. Mr. Layne is a Major in the United States Air Force Reserves and Senior Pilot with 13 years of accumulated service.

         Stephen Peary was appointed Senior Vice President, Secretary and General Counsel of PLM International in March 1994. Mr. Peary served as Vice President, Secretary and General Counsel of PLM International beginning in February 1988. Mr. Peary was Assistant General Counsel of PLM Financial Services, Inc. from August 1987 through January 1988. Previously, Mr. Peary was engaged in the private practice of law in San Francisco. Mr. Peary is a graduate of the University of Illinois, Georgetown University Law Center, and Boston University (Masters of Taxation Program).

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

         The Board of Directors currently consists of six directors and is divided into three classes, designated Class I, Class II and Class III. Each director is elected to a three-year term. The current Class I directors are Messrs. Hoadley and Tidball. The current Class II directors are Messrs. Merriam and Pagel. The current Class III directors are Messrs. Hirsch and Somerset.

         At the Annual Meeting, two directors will be elected for a term of three years. The term of the current Class III directors expires at the Annual Meeting, and the terms of the Class I and Class II directors will expire at the annual meetings of stockholders convened in 1997 and 1998, respectively. The Company's nominees for Class III director are Douglas P. Goodrich and Harold R. Somerset. Mr. Goodrich is currently Senior Vice President of the Company. Mr. Somerset presently serves as a Class III director of the Company.

         The Company's nominees have consented to be nominated and to serve if elected. If the nominees become unavailable for election, the proxy will be voted for such other persons, if any, as the Board of Directors may designate.

INFORMATION CONCERNING DIRECTORS

         The Company's Board of Directors held 9 meetings in 1995 and, to date, has held 5 meetings in 1996. Each of the directors serving on the Board of Directors attended at least 75% of (i) the total number of meetings of the Board of Directors held in 1995 and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served.

         Among  the  committees  of the  Board  of  Directors  are an  Executive
Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Executive Committee consists of Mr. Pagel-Chairman, Dr. Hoadley, Mr. Merriam and Mr. Tidball. The Executive Committee, which was formed in October 1988, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, subject to the limitations prescribed by the Board of Directors, the bylaws of the Company and Delaware law. The Executive Committee did not meet in 1995.

         The Audit Committee consists of Mr. Merriam-Chairman, Dr. Hoadley and Mr. Pagel. The Audit Committee was formed in February 1988 to recommend the appointment and compensation of the independent auditors, approve professional services provided by the auditors, review the scope of the annual audit and the auditors' report to management and review financial statements and internal accounting controls. The Audit Committee met twice in 1995.

         The Compensation Committee consists of Mr. Pagel-Chairman, Mr. Merriam and Mr. Somerset. The Compensation Committee was formed in February 1988 to review all compensation programs, policies and practices, including salaries, incentives, stock options and stock purchase programs, and to make recommendations to the Board of Directors regarding the salary of all corporate officers and certain key employees. The Compensation Committee met once in 1995.

         The Nominating Committee was established in September 1990 to investigate and make recommendations to the Board of Directors for nominees to the Board of Directors and its committees. The Nominating Committee consists of Mr. Tidball-Chairman, Mr. Merriam and Mr. Pagel. The Nominating Committee met once in 1995. The Nominating Committee will consider nominees to the Board of Directors recommended by security holders upon submission of the names of such nominees and such other information as requested by the Nominating Committee in accordance with the Company's bylaws.

COMPENSATION OF DIRECTORS

         Each nonemployee director of the Company (Messrs. Hoadley, Merriam, Pagel and Somerset) receives a monthly retainer of $2,000 and a per meeting fee of $1,000 for meetings of the Board of Directors and the Executive Committee attended in person ($250 for meetings attended by telephone). A fee of $250 per meeting is paid to all nonemployee directors for meetings of all other committees of the Board of Directors. In addition, Mr. Merriam, as Chairman of the Board of Directors, receives a monthly retainer equal to $4,000, and Mr. Pagel, as Chairman of the Executive Committee, receives a monthly retainer equal to $3,000.

         On January 25, 1995, the Board of Directors adopted the Directors' 1995 Nonqualified Stock Option Plan (the "1995 Directors' Plan") pursuant to which Directors who are not employees of the Company will receive annual options to purchase 10,000 shares Common Stock of the Company. Grants to each nonemployee director were made on February 1, 1995 and February 1, 1996. The exercise price is the closing price of the Company's Common Stock on the date of grant. The exercise price of options granted on February 1, 1995 under the 1995 Directors' Plan is $2.625 per common share. The exercise price of options granted on February 1, 1996 is $3.50 per common share. The total number of shares for which options may be granted under the 1995 Directors' Plan is 120,000 shares. Options granted under the 1995 Directors' Plan vest pro rata over a three-year period. Generally, vested options held by a nonemployee director who ceases to be a director of the Company may be exercised within six months after ceasing to be a director. As of the date of this Proxy Statement, 13,332 options were exercisable under the 1995 Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth for the fiscal years ended December 31, 1995, 1994, and 1993, a summary of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of its four other most highly compensated executive officers (together, the "named executive officers") at December 31, 1995:

SUMMARY COMPENSATION TABLE

             Name                                                    Securities
             and                                                     Underlying
          Principal                    Salary<F1>     Bonus<F2>       Options/        All Other
           Position          Year         ($)           ($)           SARS (#)     Compensation<F3>
  ---------------------------------------------------------------------------------------------------

  Robert N. Tidball          1995        $300,000      $203,054               --          $    3,306
                             ----
  President, Chief           1994         268,333       225,000           20,000             105,716
                             ----
  Executive Officer          1993         260,000       100,000               --              15,237
                             ----

  Allen V. Hirsch<F4>        1995         230,000       207,987               --               1,380
                             ----
  Executive Vice President   1994         228,333       100,000           10,000              90,559
                             ----
  and Director               1993         220,000       100,000               --              12,956
                             ----

  Douglas P. Goodrich        1995         188,333       239,910               --               1,779
                             ----
  Senior Vice President      1994         170,833        60,000           10,000              61,211
                             ----
                             1993         125,000        35,000               --               9,133
                             ----

  Stephen Peary              1995         176,667       103,054               --               1,779
                             ----
  Senior Vice President      1994         158,333       100,000           10,000              65,129
                             ----
  and Secretary              1993         150,000        50,000               --               9,532
                             ----

  J. Michael Allgood         1995         162,615        78,054               --               1,726
                             ----
  Chief Financial Officer    1994         140,231        60,000           10,000               7,041
                             ----
  and Vice President         1993         130,000        20,000               --               1,008
                             ----


<F1> Amounts shown do not include the cost to the Company of personal  benefits, the value of which did not exceed 10 percent of the aggregate salary and bonus compensation for each named executive officer.

<F2> Bonus  compensation  reflects amount earned in designated year, but paid in the immediate subsequent year; provided, however, the bonus compensation reflects for each named Executive Officer a bonus of $3,054 paid in 1995 to replace Company matching program delayed until 1996 by the termination of the Company's 401(k) plan, effective December 31, 1994. Every employee of the Company employed throughout 1995 received the same $3,054 bonus compensation. Mr. Hirsch, as President of the Company's syndication subsidiary, did not participate in the Company's bonus compensation plan in 1995. Mr. Hirsch receives a quarterly commission incentive based on the amount of syndicated equity raised by the Company. In 1995, Mr. Hirsch received commission compensation equal to $204,933. Mr. Goodrich, as Senior Vice President of the Company's equipment acquisition subsidiary, has had his bonus compensation restructured to add a commission incentive plan based on the amount of equipment transactions closed during a fiscal quarter. In 1995, Mr. Goodrich received commission compensation equal to $206,856.

<F3> Includes the following compensation:


                          Fair market value
                                 of
                            Common Stock                         Cash balances        Company paid
                          allocated to ESOP                     distributed from    premiums for term
                              accounts                           ESOP accounts       life insurance
                         --------------------                  ------------------- --------------------
                            1994     1993                        1995      1994     1995   1994  1993
                            ----     ----                        ----      ----     ----   ----  ----

  Robert N. Tidball         $78,469  $14,576                       $816   $26,700  $2,490   $547  $661
  Allen V. Hirsch            67,098   12,285                        816    22,914     564    547   661
  Douglas P. Goodrich        45,167    8,472                        816    15,497     963    547   661
  Stephen Peary              48,072    8,871                        816    16,510     963    547   661
  J. Michael Allgood          4,536      347                        763     1,958     963    547   661

  Total fair market                              Total cash
  value of                                        balances
  Common Stock allocated                      distributed from
                                                     all
  to all ESOP accounts:  $4,847,085 $641,914   ESOP accounts:   $43,699  $589,517

     Fair market value of shares allocated to ESOP accounts was determined using closing price of the Company's Common Stock on January 18, 1995 ($2.9375), the date all ESOP account balances were distributed to ESOP participants. Amounts reported in this column for 1993 for named individuals in the 1993 proxy statement consisted of the fair market value of ESOP allocations made to individual accounts determined using appraised fair market value of ESOP preferred stock at December 31 of applicable year, plus the value of Company paid premiums for term life insurance.

<F4> Mr. Hirsch's  employment with the Company will terminate  effective May 31,
     1996. His term as a Class III director of the Company will expire at this year's Annual Meeting of Stockholders.


STOCK OPTION GRANTS IN 1995

         There were no grants or exercises of options to or by any named executive officer in 1995. The following table sets forth certain information, based on market value of the Company's Common Stock on December 31, 1995, with respect to stock options held by each of the named executive officers as of such date:

FISCAL YEAR END OPTION VALUES

                                       Number of Securities
                                            Underlying                Value of Unexercised
                                           Unexercised                    In-the-Money
                                            Options at                     Options at
                                        December 31, 1995               December 31, 1995

                                           Exercisable/                   Exercisable/
              Name                        Unexercisable                 Unexercisable<F1>
- --------------------------------- ------------------------------- ------------------------------
Robert N. Tidball                         136,666/13,334                 $232,083/$9,167
Allen V. Hirsch                           118,333/6,667                  $203,541/$4,584
Douglas P. Goodrich                        23,333/6,667                  $37,291/$4,584
Stephen Peary                              33,333/6,667                  $54,791/$4,584
J. Michael Allgood                         23,333/6,667                  $37,291/$4,584
- ------------------------------------

<F1> Options granted in 1992 have an exercise price of $2.00. Options granted in
     1994 have an exercise price of $3.0625. Market value of Common Stock at December 31, 1995 close $3.75 per share.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         The Company has entered into Employment Agreements (the "Employment Agreements") with the Chief Executive Officer, each of its four other named executive officers and others (each a "Contract Employee"). The Employment Agreements are designed to encourage Contract Employees to remain in the employ of the Company and to reinforce their continued attention and dedication to their duties in the event of an unsolicited attempt to take over control of the Company. The Employment Agreements have terms of one, two or three years from the date on which they were entered (the "Original Term") and are automatically extended one additional year on each succeeding anniversary thereof unless earlier terminated by the Company or the employee. Each Employment Agreement contains provisions governing salary, bonus and participation in Company benefit plans, and provides in certain events for payments to the Contract Employee upon termination of his or her employment with the Company. In addition, each Employment Agreement includes a covenant not to solicit the Company's customers or otherwise compete against the Company for a period of time after termination of employment.

         If, after a change in control occurs, the Company terminates a Contract Employee other than for cause or if the employee terminates his or her employment for good reason (including, without limitation, any demonstrable and material diminution of the compensation, duties, responsibilities, authority or powers of the Contract Employee), then the Company is required to pay the Contract Employee the sum of (i) the employee's annual base compensation rate then in effect multiplied by the number of years in the Original Term (up to 2.99 years), (ii) an amount equal to the greater of the amount paid and/or payable to or due the Contract Employee under the Company's bonus or incentive plans (a) for the Company's fiscal year prior to the fiscal year of any change in control or (b) for the immediately preceding fiscal year, multiplied by the number of years in the Original Term (up to 2.99 years) and (iii) all other cash benefits due the Contract Employee.

         In addition, if following a change in control, the Contract Employee terminates his or her employment for good reason all options to purchase stock of the Company granted to such Contract Employee immediately become fully vested and any restrictions on the exercise of such options lapse.

         For purposes of the Employment Agreements, a change in control is defined to include, among other things, (i) any Person acquiring Beneficial Ownership (as defined in the Employment Agreements) of 36% or more of the combined voting power of the Company's securities, (ii) any Person who did not have Beneficial Ownership of 5% or more of the voting power of the Company's securities on the date the Employment Agreement was entered into acquiring Beneficial Ownership of more than 15% of such voting power or (iii) a change in the Board of Directors of the Company due to proxy solicitations or other actions to influence voting at a meeting of stockholders of the Company by a Person who has Beneficial Ownership of 5% or more of the voting power of the Company, and which causes the Continuing Directors (as defined below) to cease to be a majority of the Board of Directors, unless such event(s) have been approved by a majority of the Continuing Directors.

         "Continuing Directors" are (a) those who were directors on the date the Employment Agreement was entered, (b) those who were appointed or recommended for election by a majority of those who were directors on such date, or (c) those who were appointed or recommended by a majority of those directors described in (a) and (b) above.

         The Employment Agreements are structured so that no excess payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be made to any Contract Employee pursuant to the Employment Agreements. If a change in control occurred on the date hereof and the employment of the Contract Employees was immediately terminated without cause, based on certain assumptions, the following would be the present value of post-employment compensation benefits provided under the Employment Agreements to the following named executive officers: Mr. Tidball, $1,504,131; Mr. Goodrich, $1,280,447; Mr. Peary, $836,366; and Mr.
Allgood, $719,600.








                     (This space intentionally left blank.)

PENSION BENEFITS

         The following table sets forth certain information regarding annual benefits payable in specified compensation and years of service classifications under the Company's nonqualified supplemental retirement income plan:

         Average Annual                                  Credited Years of Service<F3>
                                      -------------------------------------------------------------------
          Compensation                                   Annual Payout to be Received
          During Last                                       in Each of Five Years
         Five Years of                                Following later of Termination of
        Employment<F1><F2>                             Employment or Attainment of Age 60
  -------------------------------------------------------------------------------------------------------
                                            5                          10                          15
                                            -                          --                          --

           $   60,000                  $   15,000                  $   30,000                  $  45,000

              100,000                      25,000                      50,000                     75,000

              140,000                      35,000                      70,000                    105,000

              180,000                      45,000                      90,000                    135,000

              220,000                      55,000                     110,000                    165,000

              260,000                      65,000                     130,000                    195,000

              300,000                      75,000                     150,000                    225,000

              400,000                     100,000                     200,000                    300,000
- ---------------------------------

<F1> The Company's  shareholder-approved  nonqualified  supplemental  retirement income plan provides that an executive participating in the plan is generally entitled to receive for a period of 60 months, commencing upon the later of attainment of age 60 or termination of employment, an amount equal to the product of (i) 5%, (ii) number of years of employment with PLM International, its affiliates or predecessors (up to a maximum of 15 years) and (iii) average monthly base compensation during the most recent consecutive months of employment (not to exceed 60) preceding termination of employment. Obligations under the plan are funded by general corporate funds and insurance policies on the lives of the participants. For purposes of computing benefits under the plan, compensation includes only salaries and wages and does not include directors' fees or bonuses. Benefits payable are not subject to any deduction for social security or other offset amounts. The annual base compensation 60-month averages at December 31, 1995 for the named executive officers equaled: Mr. Tidball, $245,667; Mr. Hirsch, $201,833; Mr. Goodrich, $144,475; Mr. Peary, $147,333; and Mr.
     Allgood, $117,777.

<F2> Benefits under the plan generally vest over a five-year period.  Vesting is accelerated immediately to 100% in the event of a change in control of the Company. The Board of Directors has discretion to accelerate the date for making payments under the plan in the event of a change in control.

<F3>Years of credited  service for named  executive  officers who participate in the plan are as follows:

                                Years
  Robert N. Tidball              10
  Allen V. Hirsch                14
  Douglas P. Goodrich             8
  Stephen Peary                   8
  J. Michael Allgood              3



COMPENSATION COMMITTEE REPORT(1)

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for advising and recommending to the Board of Directors of the Company policies governing employee compensation and the Company's employee benefit plans, including its 1988 Management Stock Compensation Plan, and determining the compensation of the Company's executive officers, subject to review by the disinterested members of the Board of Directors. The Committee evaluates the performance of management and determines compensation polices and levels. The disinterested members of the Board of Directors review the Committee's recommendations regarding the compensation of executive officers.

         The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and motivate them to enhance long-term shareholder value. Compensation for the Company's executive officers consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

         It is the Compensation Committee's belief that none of the Company's executive officers will be affected by the provisions of Section 162(m) of the Code which limits the deductibility of certain executive compensation during 1995. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m) of the Code.

Base Salary

         Base salary levels of the Company's key executives are largely determined through comparison with comparable companies in the San Francisco Bay Area. Salary information about comparable companies is reviewed by reference to public disclosures and published surveys. In addition, the Committee from time to time obtains information about comparable salary levels from outside compensation consultants.

         The companies included in the salary comparisons are generally not the same as the companies included in the index in the stock performance graph included in this Proxy Statement. The Committee believes that the Company's most direct competitors for executive talent in the San Francisco Bay Area are not necessarily the same companies to which the Company would be compared for stock performance purposes.

         In 1994, the Company engaged the services of a national compensation consultant to advise on the overall compensation of the CEO and the Company's Executive Vice President ("EVP"). Findings of the report submitted to the Board of Directors were that the base salaries and level of actual total cash compensation for both the CEO and EVP appear reasonable and do not require adjustment. The consultant did suggest, which suggestion was approved by the Committee as well as the Board of Directors, that after a threshold level is met, the EVP should have an uncapped override or commission on the production of syndication sales for which the EVP is responsible. See "Annual Cash Incentives," below.

         For fiscal 1994, base salaries of the Company's executive officers (other than the President and Chief Executive Officer ("CEO")) were set to approximate the 75th percentile of the survey data. The base salary of the CEO was set to approximate the 50th percentile of the survey data.

- -------------------------------

   (1) The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended.

Annual Cash Incentives

         The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers. Generally, the cash incentive is paid from a single bonus pool established by the Compensation Committee at the beginning of each year based on a targeted level of profitability. The Committee retains the right to increase or decrease the size of the bonus pool during the year. Payment of cash incentives is not contingent on the Company's meeting the targeted level of profitability, which level was met during 1995.

         Incentive awards for the Company's key executives participating in the single bonus pool (other than the CEO) are based on the achievement of predetermined individual performance goals. Specific individual goals for each executive are established at the beginning of the year by the CEO and are tied to the functional responsibilities of each executive. Individual goals may include objective and subjective factors, such as improving the performance of assets managed by the executive, successful acquisitions or sales, management of operating expenses, development of leadership skills and personal training and education. No specific weights are assigned to the individual goals. In fiscal 1995, certain of the individual performance targets were met. In 1995, both Mr. Hirsch and Mr. Goodrich were removed from participation in the single bonus pool. Company profitability is directly influenced by the level of syndicated equity raised and the volume of transportation equipment transactions closed for the Company's affiliated investment programs. Mr. Hirsch, as to syndicated equity, and Mr. Goodrich, as to equipment transactions, had or have direct functional responsibilities for these two areas. During 1995, their incentive commission compensation was measured as a percentage of predetermined individual performance goals in these respective areas of responsibility. The Summary Compensation Table shows, under the caption "Bonus," incentive awards for the named executive officers for 1995.

         In establishing the annual cash incentive for the CEO, the Committee considers the performance of the Company and the CEO, including his leadership and effectiveness in dealing with major corporation problems and opportunities. While overall corporate performance, including stock price performance, is taken into account, the incentive award for the CEO is primarily determined by a subjective account of his individual performance. The Summary Compensation Table shows, under the caption "Bonus," the incentive award for the CEO in 1995.

Stock Options

         Stock options are designed to provide long-term incentives and rewards tied to the price of the Company's Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. There was no grant of options to executive officers during 1995. Options to acquire 10,000 shares of common stock were granted in 1995 to an employee who heads the Company's Canadian railcar operations. All outstanding employee options expire on March 31, 1998. The table "Fiscal Year End Option Values" identifies all options granted to the named executive officers, including the CEO.






                   J. ALEC MERRIAM          ROBERT L. PAGEL



                    The Members of the Compensation Committee

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

          The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and the Russell 2000 Index, an index of small market capitalization companies. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1990, and that all dividends were reinvested. All year references are to December 31 of the applicable year.




December 1990
- ----------------------
Russell 2000:  100
S&P 500:  100
PLM International, Inc.:  100

December 1991
- ----------------------
Russell 2000:  146
S&P 500:  130
PLM International, Inc.:  68

December 1992
- ----------------------
Russell 2000:  173
S&P 500:  140
PLM International, Inc.:  41

December 1993
- ----------------------
Russell 2000:  206
S&P 500:  155
PLM International, Inc.:  48

December 1994
- ----------------------
Russell 2000:  202
S&P 500:  157
PLM International, Inc.:  65

December 1995
- ----------------------
Russell 2000:  260
S&P 500:  215
PLM International, Inc.:  85





          The Company is an equipment leasing company specializing in the management of equipment on operating leases domestically and internationally. Its portfolio of owned and managed equipment primarily consists of diversified transportation equipment and includes marine vessels, aircraft, trailers/tractors, railcars/locomotives, marine containers, mobile offshore drilling units and storage vaults. No issuers are leasing similar portfolios of diversified transportation equipment on operating leases. Therefore, the Company believes it cannot reasonably identify a peer group and has used an index composed of companies with similar market capitalizations.

TERMINATION OF EMPLOYEE STOCK OWNERSHIP PLAN

          The  Board of  Directors  established  the  Company's  Employee  Stock
Ownership Plan (the "Plan") on August 21, 1989. The Plan was a defined contribution plan which was established to invest primarily in qualified employer securities issued by the Company. On August 21, 1989, the Company borrowed $63,654,993 from a group of banks to finance the Plan. The Company immediately reloaned that amount to the Plan and made an initial contribution to the Plan of $345,007. The Plan then utilized $64,000,001 of the foregoing amount to purchase 4,923,077 shares of the Company's newly issued Series A Preferred Stock (the "Preferred Stock"). All of those shares were initially held in a pledge account (the "Loan Suspense Account") and were released from the Loan Suspense Account for allocation to participants as payments were made on the Plan's indebtedness to the Company. As a condition to their loans to the Company, the banks required the Company to provide security for the loans, which security, except for a short period in 1990, took the form of cash (or cash equivalents) deposited in a collateral account maintained by one of the banks. This collateral is referred to as the "restricted cash collateral." Except for the form of the collateral, the terms of the loans from the banks to the Company and from the Company to the Plan had substantially identical terms and substantially identical principal balances.

          The Plan received an initial determination letter from the Internal Revenue Service ("IRS") which states that the Plan (and the related trust) are exempt from Federal income taxation under Section 401(a) of the Code and qualify as an employee stock ownership plan under Section 4975(e)(7) of the Code. Under the terms of the Plan, all employees of the Company and its subsidiaries who were United States citizens were eligible to participate in the Plan after the satisfaction of certain age and service requirements. Under the terms of the Plan, the Company retained the right to terminate the Plan at any time.

          In October 1994, the Company's Board of Directors announced its intention to terminate the Plan. The Plan was terminated effective December 31, 1994. The assets of the Plan allocated to participants were distributed on January 18, 1995. The Board's decision was based on several factors. First, the Company anticipated that the cash collateral initially required as part of the Plan financing described above could ultimately be fully accessed for use in the Company's business. Instead, however, the banks required that all such amounts be held in a collateral account which could only be invested in certificates of deposit and similar low yielding investments. The Plan financing arrangement for that reason continuously reduced corporate earnings and growth. Second, employees were generally dissatisfied with the Plan as a vehicle for retirement planning. An employee stock ownership plan like the Plan generally provides an undiversified investment, and the annual allocation of an increased number of shares to participants was unfortunately matched by a decline in the value of the Company's outstanding Common Stock. The Company's Board of Directors determined to terminate the Plan because it was satisfying neither the Company's nor the participants' expectations and could not be expected to do so in the foreseeable future. The Company received a favorable final IRS determination letter as to the qualified status of the Plan as of the date of termination under the rules and regulations of the Code. Upon Plan termination, each share of Preferred Stock held by the Plan which had been allocated to Plan participants became 100% vested. Upon distribution each allocated share automatically converted to one share of Common Stock.

          At termination 1,650,075 common shares were distributed to (or to the individual retirement accounts of) approximately 191 Plan participants (215,153 shares of Common Stock were distributed to the named executive officers or their respective individual retirement accounts). In addition, approximately 468,519 shares were distributed in November 1994 to participants who at the time were no longer employees of the Company. All shares distributed from the Plan to participants are freely tradable and listed on the American Stock Exchange.

          Shares of Preferred Stock held by the Plan which were not allocated to participants' accounts at the date of termination (2,804,483 shares) were surrendered to the Company. All indebtedness of the Plan to the Company was canceled. In addition, the corresponding bank indebtedness of the Company related to the Plan was fully repaid using restricted cash collateral. At plan termination, the principal amount of this indebtedness was $43,288,241 and was fully secured by restricted cash collateral.

          Termination of the Plan and the related Plan loan eliminated payment by the Company of the annual dividend on the Preferred Stock. For the year ended December 31, 1994, the aggregate pretax amount of this dividend was $6,957,513.

STOCKHOLDER PROPOSAL (Proxy Item No. 2)

          Two stockholders have requested the Company present for approval the following resolution (the "Stockholder Proposal") at the Annual Meeting of
Stockholders:

         "The Board of Directors of PLM International, Inc. is hereby requested to take the following action:

         The Company has entered into Employment Agreements (the "Employment Agreements") with the Chief Executive Officer, each of its four other named officers and others (each a "Contract Employee"). The Employment Agreements are designed to encourage Contract Employees to remain in the employ of the Company and to reinforce their continued attention and dedication to their duties in the event of an unsolicited attempt to take over control of the company. Each Employment Contract contains provisions governing salary, bonus and participation in Company benefit plans, and provides in certain events for payments to the Contract Employee upon termination of his or her employment with the Company. In the event of change in control (as described in the proxy statement for the annual meeting of May 18, 1995) occurs, and the Company terminates a Contract Employee for cause or if the employee terminates his or her employment for good reason (as defined), the Company is required to pay the Contract Employee compensation comprising of the Contract Employee's annual base compensation multiplied by up to 2.99 years, an amount equal to the greater of the last amount paid or payable to the Contract Employee under the Company's annual bonus or incentive plans multiplied by up to 2.99 years, and all other cash benefits due the Contract Employee.

         These Employment Agreements will be amended so that in the event of a change of control, as described in the proxy statement for the annual meeting of May 18, 1995, the Company will be required to pay the Contract Employees no more than six (6) months or one half year of each Contract Employee's annual compensation, and an amount equal to the greater of the amount paid or payable under the Company's bonus or incentive plans for the current year. In addition, the Contract Employees will be entitled to the continuation of their participation in life, health, disability and accident insurance plans for a maximum term of six (6) months following each such Contract Employee's termination or until the Contract Employee obtains coverage under any other such plans, whichever is earlier."

Accompanying the above resolution, the following commentary was submitted:

         The adoption of these currently generous Employment Agreements for certain executives and officers of PLM International, Inc. is not in the best interests of the shareholders. These Employment Agreements amount to little more than "golden parachutes," which have a demonstrable effect of reducing shareholder value. Moreover, far from reinforcing the dedication of Contract Employees to their duties in the event of an unsolicited takeover attempt, these Employment Contracts create a conflict of interest between the shareholders and the Contract Employees!

         A change of control makes the Contract Employees eligible for large cash payments in the event they are terminated by the Company or leave for "good reason." This occurs whether management has negotiated the best value for the shareholders in the event of a takeover or not. Additionally, a takeover is not a necessary condition to trigger such payments -- the acquisition of 15% or more of the Company's voting power (or common stock), such as a single investor making a substantial investment in the Company, will also constitute a change in control and could activate the terms of the Employment Contracts. How can we the shareholders be assured certain PLM executives will not subordinate shareholder interests to their own? How can we be assured they will seek the best value for us in the face of such financial temptation?

         Numerous studies have shown that the implementation of anti-takeover defenses, including "golden parachutes," lead to a decline in shareholder value. If you don't want to sell something, you reduce its desirability and, correspondingly, its perceived value. Were an outsider to contemplate acquiring PLM, or even acquiring a large block of its stock, he or she would have to consider the added cost of paying off the Contract Employees under their current Employment Contracts. According to the Company's 1995 10-K/A, this amounts to approximately $5.6 million, representing a premium of approximately 12% on the Company's 1995 shareholder's equity! PLM stock has sold for less than its underlying book value for several years -- is this really because, as management claims, no analysts on Wall Street are watching the stock? Or is it because the "golden parachutes," and other anti-takeover defenses erected by the Company, are reducing its value to any potential investor? Who wouldn't want a discount on the price of the Company given the obligation he or she would incur to pay off the Contract Employees?

         The amendments proposed for the Employment Contracts do not reduce the compensation legitimately earned by Contract Employees under their incentive or bonus plans. However, it substantially reduces payoffs based on multiples of annual income and bonuses. I (we) believe compensation equal to six months salary is appropriate and sufficient to reward Contract Employees for their continuing dedication to their responsibilities in the event of unsolicited attempts to acquire the Company.

         I (we) urge PLM shareholders to align the interests of PLM executives and officers with themselves by voting to amend the Employment Contracts.

         The proponents of the Stockholder Proposal are: Douglas E. Smuckler; 2630 Gough Street #305, San Francisco, California 94123; Telephone 415/765-5473, and Peter Christopher Violich; 1200 Taylor Street #14, San Francisco, California 94108; Telephone 415/567-5716. Mr. Smuckler is the beneficial owner of 786 shares of Common Stock. Mr. Violich is the beneficial owner of 1,507 shares of Common Stock.

Agreements Allow the Company to Compete

          The Board of Directors believes that the Employment Agreements entered into by the Company and described in this Proxy Statement, which agreements include the payment of certain compensation contingent upon the merger or acquisition of the Company, are necessary to assist the Company to compete for and retain top executives. Executives increasingly request compensation programs which take into account the employment uncertainty caused by a merger or acquisition. Many public companies in the United States have arrangements similar to those adopted by PLM International. If the Company could not offer such compensation, it could be at a distinct disadvantage in attracting and keeping talented managers and executives.

          Your Board of Directors is cognizant of its fiduciary responsibilities to its stockholders and considers compensation matters in light of this overriding concern. The Board believes that it needs the flexibility to assure that the levels and types of employee compensation are adequate to recruit, motivate and retain qualified personnel. Further, adopting as policy the Stockholder Proposal would deprive the Board of the flexibility it needs to address a broad array of compensation matters affecting potentially all employees in the context of a merger, acquisition or other change in control.

Agreements Are Binding Contracts

         The Employment Agreements are legally binding contracts. The Board of Directors cannot unilaterally amend the Employment Agreements. Unilateral amendment would expose the Company to significant litigation risks and costs.

Agreements Protect Stockholders' Value

         The Board of Directors believes that the Employment Agreements and other compensation plans described in this Proxy Statement protect the Company and the value of its stock in potential takeover situations. These agreements are not intended to be and do not have the traditional characteristics of "golden parachutes" that the proponents oppose in the Stockholder Proposal.
Rather, it is the acquirer -- not the executive -- who controls whether severance payments will be owed. Under these agreements, severance payments are made only to executives who are terminated without cause or who terminate their agreement for "good reason," after a change of control. Good reason is defined to include any demonstrable and material diminution of compensation, duties, responsibilities, authority or power of the Contract Employee. Therefore, the Board of Directors believes that executives do not have any financial or other incentive to act contrary to shareholder interests.

         The change of control provisions in these Employment Agreements help ensure that key executives and other covered employees remain with the Company while a takeover is pending. The Board of Directors believes that an exodus of talent and leadership at such time would be contrary to protecting stockholders' value.

         In any takeover context, the Board of Directors has the fiduciary obligation to maximize stockholder value.

Directors Recommend a Vote AGAINST the Stockholder Proposal (Proxy Item No. 2).

          For all of these reasons, your Board of Directors recommends that the stockholders vote AGAINST the proposal. Proxies solicited by the Board will be so voted unless a stockholder specifies a contrary choice in his or her proxy. The affirmative vote of the majority of shares present and voting at the Annual Meeting will be required for approval of the Stockholder Proposal.

INDEPENDENT AUDITORS

          Representatives of KPMG Peat Marwick, the Company's independent auditors, are expected to be present at the Annual Meeting. They will be afforded an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

          Proposals from stockholders for the 1997 Annual Meeting must be received by the Company no later than January 8, 1997, to be included in the Company's Proxy Statement and form of proxy relating to the 1996 Annual Meeting. Such proposals should be directed to the attention of the Secretary, PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105.

OTHER BUSINESS

          The Board of Directors of the Company does not intend to present any other items of business at the Annual Meeting. The Board of Directors knows of no other items that are likely to be brought before the meeting except those set forth in the foregoing Notice of Annual Meeting of Stockholders.

                           By Order of the Board of Directors



                           STEPHEN PEARY
                           Senior Vice President, Secretary and General Counsel
San Francisco, California
May 31, 1996


          PLM International will provide without charge to each person furnished a copy of this Proxy Statement, a copy of its Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, upon receipt of a written request therefor sent to the Secretary of PLM International, Inc., One Market, Steuart Street Tower, Suite 900, San Francisco, California 94105.